Exhibit 99.1

PRESS RELEASE www.corescientific.com

Core Scientific Announces Agreement in Principle with Key Constituencies in its Chapter 11 Cases

•	Company, Ad Hoc Noteholder Group and Equity Committee reach agreement in principle with respect to the economic terms of a proposed plan of reorganization

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Parties expect in the coming days to enter into a binding Restructuring Support Agreement consistent with the Restructuring Term Sheet and to finalize Debtors’ Third Amended Joint Chapter 11 Plan of Reorganization and related Disclosure Statement

•	Company expects to emerge from Chapter 11 by the end of the current calendar year

AUSTIN, Texas, Oct. 30, 2023 – Core Scientific, Inc. (OTC: CORZQ) (“Core Scientific” or “the Company”), a leader in high-performance blockchain computing data centers and software solutions, today announced the Company and certain of its affiliates (collectively, the “Debtors”) have reached an agreement in principle (the “Restructuring Term Sheet”) with the Ad Hoc Noteholder Group and the Equity Committee regarding the terms of a chapter 11 plan of reorganization. The agreement in principle is subject to the finalization of the Debtors’ Third Amended Joint Chapter 11 Plan of Reorganization of Core Scientific, Inc. and its Debtor Affiliates and a related Disclosure Statement, and the execution of a restructuring support agreement (the “Restructuring Support Agreement”) and other definitive documentation, which the Debtors expect to enter into with the Ad Hoc Noteholder Group and the Equity Committee in the coming days. The Restructuring Support Agreement, if and when executed by the Debtors, the Ad Hoc Noteholder Group and the Equity Committee, is expected to include terms consistent with those terms set forth in the Restructuring Term Sheet.

The agreement in principle can be found on the SEC’s website, https://www.sec.gov/edgar, and on the Investors section of the Core Scientific website: https://investors.corescientific.com/investors/financials/sec-filings/default.aspx

Core Scientific’s management continues to work toward emergence by the end of the current calendar year.

ABOUT CORE SCIENTIFIC

Core Scientific (OTC: CORZQ) is one of the largest blockchain computing data center providers and miners of digital assets in North America. Core Scientific has operated blockchain computing data centers in North America since 2017, using its facilities and intellectual property portfolio for colocated digital asset mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas. Core Scientific’s proprietary Minder® fleet management software combines the Company’s colocation expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.

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Core Scientific, Inc. Reorganization Agreement - 2

FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES

Certain statements in this press release constitute “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the future benefit of certain contracts, anticipated date of Company emergence from Chapter 11, statements related to the Company’s ability to scale and grow its business, meet its expected operating plan, source clean and renewable energy, the advantages and expected growth of the Company, future estimates of revenue, net income, adjusted EBITDA, total debt, free cash flow, liquidity and future financing availability, future estimates of computing capacity and operating capacity, future demand for colocation capacity, future estimate of hash rate (including mix of self-mining and colocation) and operating gigawatts, future projects in construction or negotiation and future expectations of operation location, orders for miners and critical infrastructure, future estimates of self-mining capacity, the public float of the Company’s shares, future infrastructure additions and their operational capacity, and operating capacity and site features of the Company’s operations and planned operations. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are based on information available as of the date of this press release and current expectations, forecasts and assumptions and are subject to a number of risks and uncertainties, including, but not limited to, the Company’s ability to obtain bankruptcy court approval with respect to motions in its Chapter 11 cases, successfully enter into and implement a restructuring plan, emerge from Chapter 11 and achieve significant cash flows from operations; the effects of the Chapter 11 cases on the Company and on the interests of various constituents, bankruptcy court rulings in the Chapter 11 cases and the outcome of the Chapter 11 cases in general, the length of time the Company will operate under the Chapter 11 cases, risks associated with any third-party motions in the Chapter 11 cases, the potential adverse effects of the Chapter 11 cases on the Company’s liquidity or results of operations and increased legal and other professional costs necessary to execute the Company’s reorganization; satisfaction of any conditions to which the Company’s debtor-in-possession financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; the consequences of the acceleration of the Company’s debt obligations; the trading price and volatility of the Company’s common stock as well as other risk factors set forth in the Company’s reports filed with the U.S. Securities & Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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CONTACTS

Investors:

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Media:

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